Exhibit 2.1
                                                                     -----------
                                                                  EXECUTION COPY

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                              ASSET SALE AGREEMENT


                                     between


                            COLGATE-PALMOLIVE COMPANY


                                       and


                             PLAYTEX PRODUCTS, INC.


                            Dated as of May 13, 1999

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         This ASSET SALE AGREEMENT, dated as of May 13, 1999, is by and between
COLGATE-PALMOLIVE COMPANY, a Delaware corporation ("SELLER"), and PLAYTEX PRODUCTS, INC., a Delaware corporation ("BUYER").

         WHEREAS, SELLER is engaged in the business of manufacturing, marketing and selling baby care products under the brand name Baby Magic; and

         WHEREAS, SELLER now desires to sell certain assets of such business to BUYER, and BUYER agrees to purchase same, and to assume certain liabilities in connection therewith, all upon the terms and conditions set forth herein;

         NOW THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

                                    ARTICLE 1

             PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES

         1.1 Certain Definitions. For all purposes of this Agreement except as expressly provided or unless the context otherwise requires the following definitions shall apply:

         "Accounting Principles" shall have the meaning assigned thereto in
Section 3.8.

         "Acquired Restricted Business" shall have the meaning assigned thereto in Section 5.7(a).

         "Assets" shall have the meaning assigned thereto in Section 1.4.

         "Assumed Liabilities" shall have the meaning assigned thereto in
Section 1.6.

         "Baby Category" shall mean the category of products targeted for use by children up to three years old.

         "Basket" shall have the meaning assigned thereto in Section 8.2.

         "Bath Actives Project" shall mean the project to reformulate the bath Products.

         "Bottle License Agreement" shall mean the agreement entered into at Closing substantially in the form attached hereto as Exhibit A.

         "Brand" shall mean the Baby Magic brand in the Territory.

         "Business" shall mean the manufacture, marketing and sale of the Products.
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         "BUYER's Diversion" shall have the meaning assigned thereto in Section
7.9.

         "Closing" shall have the meaning assigned thereto in Section 2.1.

         "Closing Date" shall have the meaning assigned thereto in Section 2.1.

         "Closing Income Statement Information" shall have the meaning assigned thereto in Section 3.8(b).

         "Confidentiality Agreement" shall have the meaning assigned thereto in
Section 6.1.

         "Collateral Agreements" shall have the meaning assigned thereto in
Section 2.1(d).

         "Confidential Information" shall have the meaning assigned thereto in
Section 5.7(b).

         "Contracts" shall mean the contracts and agreements set forth on
Schedule 3.5 hereto, each a "Contract."

         "Customer Accommodations" shall have the meaning assigned thereto in
Section 1.6(b).

         "DOJ" shall have the meaning assigned thereto in Section 7.3.

         "Excess Inventory" shall have the meaning assigned thereto in Section 5.6.

         "Excluded Assets" shall have the meaning assigned thereto in Section
1.5.

         "Excluded Liabilities" shall have the meaning assigned thereto in
Section 1.7.

         "Expiration Date" shall have the meaning assigned thereto in Section
8.1.

         "Formulations" shall mean the current formulations for each Product, prior formulations in the records of SELLER (to the extent available) for each Product, and the substantially developed formula for the proposed Bath Actives Project.

         "FTC" shall have the meaning assigned thereto in Section 7.3.

         "GAAP" shall mean generally accepted accounting principles in the United States, consistently applied.

         "HSR Act" shall have the meaning assigned thereto in Section 2.2(c).

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         "Income Statement Information" shall have the meaning assigned thereto in Section 3.8.

         "Intellectual Property" shall have the meaning assigned thereto in
Section 1.4(c).

         "Inventory" shall have the meaning assigned thereto in Section 1.4(a).

         "Loss" shall have the meaning assigned thereto in Section 8.5.

         "Marked Inventory" shall have the meaning assigned thereto in Section 5.5.

         "Marketing and Sales Information" shall have the meaning assigned thereto in Section 1.4(d).

         "Omnibus Trademark Assignment" shall mean the agreement entered into between BUYER and SELLER pursuant to which SELLER assigns, transfers and conveys to BUYER all right, title, and interest in and to the Trademarks (as such term is defined in Section 1.4 hereof), along with the accompanying goodwill associated therewith and certain related rights.

         "Packaging License Agreement" shall mean the agreement entered into at Closing substantially in the form attached hereto as Exhibit B.

         "Permitted Liens" shall have the meaning assigned thereto in Section
3.2.

         "Processing Instructions" shall mean the current processing instructions for each Product, the prior processing instructions in the records of SELLER (to the extent available) for each Product, and the proposed processing instructions (if any) for the proposed Bath Actives Project.

         "Products" shall mean the products manufactured and sold in the Territory under the Brand and listed or described on Schedule 1.1(a) hereto, each a "Product."

         "Purchase Orders" shall have the meaning assigned thereto in Section 1.4(b).

         "Purchase Price" shall have the meaning assigned thereto in Section
1.2.

         "Restricted Business" shall have the meaning assigned thereto in
Section 5.7(a).

         "SELLER's Diversion" shall have the meaning assigned thereto in Section 7.9.

         "SELLER's Goods" shall have the meaning assigned thereto in Section
7.9.

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         "SELLER's Knowledge" shall mean to the knowledge of Rick Cote, Sheila
Hopkins, Jules Kaufman, Sharon Lichten, Leah Rios, Don Bushner, and Tom Bennett, after due inquiry, provided, however, that with respect to the sixth sentence of
Section 3.3(a) only, the term SELLER's Knowledge shall also mean to the knowledge of Anita Young, after due inquiry.

         "Specifications" shall mean the current raw materials, manufacturing, packaging, labeling and quality assurance specifications for each Product, the prior raw materials, manufacturing, packaging, labeling and quality assurance specifications in the records of SELLER (to the extent available) for each Product, and the proposed raw materials, manufacturing, packaging, labeling and quality assurance specifications (if any) for the proposed Bath Actives Project.

         "Territory" shall mean the fifty states of the United States, Puerto Rico (exclusive of all other territories) and Canada.

         "Third-Party Claim" shall have the meaning assigned thereto in Section 8.6(a).

         "Trademarks" shall have the meaning assigned thereto in Section 1.4(c).

         "Transition Supply Agreement" shall mean the agreement providing for the interim manufacturing and supply of the Products, entered into at Closing substantially in the form attached hereto as Exhibit C.

         1.2 Purchase and Sale of Assets. Upon the terms, and subject to the conditions of this Agreement, on the Closing Date, SELLER will sell, convey, transfer and assign, or cause to be sold, conveyed, transferred and assigned to BUYER, and BUYER will purchase, the Assets (as defined in Section 1.4) for an aggregate cash purchase price of ninety million and 00/100 United States Dollars ($90,000,000) (the "Purchase Price"), payable as set forth in Article 2.

         1.3 Allocation of Purchase Price. The Purchase Price shall be allocated among the Assets as set forth in Schedule 1.3 hereto. Neither BUYER nor SELLER, nor any of their respective affiliates, shall take any position on any tax return or audit inconsistent with such allocation of the Purchase Price unless required to do so by applicable law. SELLER and BUYER shall each provide to the other for review a copy of its report with respect to this transaction pursuant to Section 1060 of the Internal Revenue Code of 1986, as amended, at least ten
(10) business days prior to its submission to the Internal Revenue Service. Such reports shall be consistent with the allocations of the Purchase Price contained in Schedule 1.3.

         1.4 Assets. The term "Assets" shall mean all right, title and interest of SELLER in and to the following enumerated assets, to the extent exclusively related to the Brand:

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                  (a) finished goods inventory of the Products which is current, non-obsolete and saleable in the ordinary course (the "Inventory"), in the amount set forth, and as specified, in Section 5.6;

                  (b) all commitments and orders (subject to the terms and conditions of such commitments and orders) for the purchase of goods from SELLER for the Products that have not been shipped as of the Closing Date (collectively, the "Purchase Orders");

                  (c) (i) the registered trademarks and trademark applications listed on Schedule 3.3, together with the goodwill associated therewith (the "Trademarks") and (ii) all Formulations, Specifications, Processing Instructions, trade secrets, know-how, trade dress, trade names, common-law trademarks and service marks and copyrights, relating exclusively to the Products in the Territory (collectively, the "Intellectual Property");

                  (d) all product literature, advertising materials, promotional materials, historical sales information for customers, and other books and records (except SELLER's corporate records) that are exclusively used in or exclusively related to the Products, except to the extent SELLER is required by law to retain same (collectively, the "Marketing and Sales Information");

                  (e) all lists of customers who purchased Products in the year ended December 31, 1998 and are customers as of the date hereof; and

                  (f) the specific Contracts which are indicated on Schedule 3.5 as being assigned to, and assumed by, BUYER.

         1.5 Excluded Assets. The Assets shall not include any assets other than the assets specifically listed or described in Section 1.4, and, without limiting the generality of the foregoing, shall expressly exclude (1) any manufacturing and distribution facilities, (2) the "By Mennen" trademark or related intellectual property, (3) any broker agreements pursuant to which third parties sell products of SELLER including the Products, (4) all accounts receivable relating to the Business as of the Closing Date and (5) any assets that are not exclusively related to the Business (collectively, the "Excluded Assets").

         1.6 Assumption of Liabilities. BUYER shall assume on the Closing Date and shall pay, perform and discharge when due the following obligations and liabilities of whatever kind and nature, primary or secondary, direct or indirect, absolute or contingent, known or unknown, whether or not accrued, of SELLER (collectively, the "Assumed Liabilities"):

                  (a) all obligations, liabilities and commitments in respect of any and all Products sold by BUYER at any time after the Closing Date;

                  (b) all obligations and liabilities for refunds, adjustments, allowances (including, without limitation, off-invoice allowances and co-op advertising allowances), repairs, exchanges, returns, advertising commitments, coupons, free standing inserts, slotting,

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sampling and account specific programs (collectively, "Customer Accommodations")
specifically related to the Products and allocated to BUYER in the manner described on Schedule 1.6(b), unless any such Customer Accommodation is canceled by BUYER (BUYER bearing the costs of any such cancellation) following the Closing;

                  (c) all obligations and liabilities of SELLER under Purchase Orders (subject to the terms and conditions of such commitments and orders) that are outstanding as of the Closing Date, but expressly excluding all accounts payable relating to the Business as of the Closing Date; and

                  (d) the specific Contracts which are indicated on Schedule 3.5 as being assigned to, and assumed by, BUYER.

BUYER's obligations under this Section 1.6 shall not be subject to offset or reduction by reason of any actual or alleged breach of any representation, warranty or covenant contained in this Agreement or any document delivered in connection herewith or any right or alleged right to indemnification hereunder.

         1.7 Excluded Liabilities. BUYER shall not assume, or in any way be liable for the payment, performance or discharge of, any of the following liabilities or obligations of SELLER or any of its affiliates (collectively, the "Excluded Liabilities"):

                  (a) the accounts payable relating to the Business as of the Closing Date;

                  (b) any product liability relating to Products sold by SELLER;

                  (c) all Customer Accommodations which are not assumed by BUYER pursuant to Section 1.6(b) and Schedule 1.6(b); and

                  (d) all other liabilities and obligations of SELLER or any of its affiliates, except the Assumed Liabilities.

                                    ARTICLE 2

                                     CLOSING

         2.1 Closing. The closing (the "Closing") of the purchase and sale of the Assets and of the transactions contemplated by this Agreement shall be held at the offices of Paul, Weiss, Rifkind, Wharton & Garrison, 1285 Avenue of the Americas, New York, New York, at 10:00 a.m. on June 15, 1999, or if the conditions to Closing set forth in Sections 2.2 and 2.3 shall not have been waived or satisfied by such date, on the tenth business day following satisfaction of such conditions. The date on which the Closing shall occur is hereinafter referred to as the "Closing Date."

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                  (a) At the Closing, BUYER shall deliver to SELLER (i) by wire transfer to SELLER's bank account per the wire transfer instructions on Schedule 2.1(a) hereto immediately available funds in an amount equal to the Purchase Price and (ii) instruments of assumption in form and substance reasonably satisfactory to SELLER and its counsel evidencing and effecting the assumption by BUYER of the Assumed Liabilities and such other documents as are specifically required by this Agreement (it being understood that such instruments shall not require BUYER or any other person to assume any liabilities or obligations other than the Assumed Liabilities).

                  (b) At the Closing, SELLER shall deliver or cause to be delivered to BUYER such appropriately executed instruments of sale, assignment, transfer and conveyance in form and substance reasonably satisfactory to BUYER and its counsel evidencing and effecting the sale and transfer to BUYER of the Assets (it being understood that such instruments shall not require SELLER or any other person to make any additional representations, warranties or covenants, express or implied, not contained in this Agreement).

                  (c) SELLER and BUYER shall cooperate with each other regarding, and shall use their respective commercially reasonable efforts to cause, the sale to BUYER of all the Assets on the Closing Date on the terms and conditions set forth in this Agreement.

                  (d) At the Closing, SELLER and BUYER shall execute and deliver
(i) the Transition Supply Agreement, (ii) the Bottle License Agreement, (iii) the Packaging License Agreement and (iv) the Omnibus Trademark Assignment substantially in the form attached as Exhibit D hereto (collectively, the "Collateral Agreements").

         2.2 BUYER's Conditions to Closing. The obligation of BUYER to purchase and pay for the Assets and assume the Assumed Liabilities is subject to the satisfaction (or waiver by BUYER) as of the Closing of the following conditions:

                  (a) (i) The representations and warranties of SELLER made in
Article 3 of this Agreement shall be true and correct in all respects (in the case of any representation or warranty containing any materiality qualification) or in all material respects (in the case of any representation or warranty without any materiality qualification) on and as of the Closing Date, as though made on and as of the Closing Date (unless and to the extent any such representation or warranty speaks specifically as of an earlier date, in which case, as of such earlier date); (ii) SELLER shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by SELLER by the time of the Closing; and (iii) SELLER shall have delivered to BUYER a certificate dated the Closing Date and signed by an authorized officer of SELLER confirming the foregoing.

                  (b) No injunction or order of any court or administrative agency of competent jurisdiction shall be in effect as of the Closing that restrains or prohibits the purchase and sale of the Assets or the exercise by BUYER of control over the Assets.

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                  (c) The waiting period under the Hart-Scott Rodino Antitrust
Improvements Act of 1976 (the "HSR Act"), if applicable to the transactions contemplated hereby, shall have expired or been terminated.

                  (d) SELLER shall have executed and delivered to BUYER each of the Collateral Agreements.

         2.3 SELLER's Conditions to Closing. The obligation of SELLER to sell and deliver or cause to be sold and delivered the Assets to BUYER is subject to the satisfaction (or waiver by SELLER) as of the Closing of the following conditions:

                  (a) The representations and warranties of BUYER made in
Article 4 of this Agreement shall be true and correct in all respects (in the case of any representation or warranty containing any materiality qualification) or in all material respects (in the case of any representation or warranty without any materiality qualification), on and as of the Closing Date, as though made on and as of the Closing Date (unless and to the extent any such representation or warranty speaks specifically as of an earlier date, in which case, as of such earlier date), and BUYER shall have performed or complied in all material respects with the obligations and covenants required by this Agreement to be performed or complied with by BUYER by the time of the Closing; and BUYER shall have delivered to SELLER a certificate dated the Closing Date and signed by a duly authorized officer of BUYER confirming the foregoing.

                  (b) No injunction or order of any court or administrative agency of competent jurisdiction shall be in effect as of the Closing that restrains or prohibits the purchase and sale of the Assets.

                  (c) The waiting period under the HSR Act, if applicable to the transactions contemplated hereby, shall have expired or been terminated.

                  (d) BUYER shall have executed and delivered to SELLER each of the Collateral Agreements.

                  (e) BUYER shall have delivered to SELLER properly executed resale exemption certificates containing the requisite tax registration numbers for the Inventory being transferred by SELLER pursuant to this Agreement.

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                                    ARTICLE 3

                    REPRESENTATIONS AND WARRANTIES OF SELLER

SELLER hereby represents and warrants to BUYER as follows:

         3.1 SELLER's Authority; No Conflicts.

                  (a) SELLER is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. SELLER has all requisite corporate power and authority to enter into this Agreement and the Collateral Agreements and to consummate the transactions contemplated hereby and thereby. All corporate acts and other proceedings required to be taken by SELLER to authorize the execution, delivery and performance of this Agreement and the Collateral Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and properly taken. This Agreement has been (and the Collateral Agreements at the Closing will be) duly executed and delivered by SELLER and, assuming the due execution hereof by BUYER, this Agreement constitutes (and the Collateral Agreements, when executed, will constitute) the valid and binding obligation of SELLER, enforceable against SELLER in accordance with its terms, except as enforcement hereof may be limited by applicable bankruptcy, insolvency or other similar laws affecting creditors' rights generally and by general equitable principles.

                  (b) The execution, delivery and performance by SELLER of this Agreement and the Collateral Agreements will not (i) violate any provision of SELLER's certificate of incorporation or bylaws, (ii) violate any provision of, or be an event that is (or with the passage of time will result in) a violation of, or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or lapse of time or both) any obligation under, or result in the imposition of any lien upon or the creation of a security interest in any of the Assets pursuant to, any mortgage, lien, lease, agreement, instrument, order, arbitration award, judgment, injunction or decree to which SELLER is a party or by which SELLER is bound, or (iii) violate or conflict with any statute, rule or regulation applicable to SELLER or any of its properties or assets or any other material restriction of any kind or character to which SELLER is subject, that, in the case of clauses (ii) and (iii), would, individually or in the aggregate, have a material adverse effect on the ability of SELLER to consummate the transactions hereunder.

         3.2 Title to Tangible Assets. SELLER has good title to the Inventory included in the Assets, free and clear of all mortgages, liens, security interests or encumbrances of any nature whatsoever, except mechanics', carriers', workmen's, repairmen's or other like liens arising or incurred in the ordinary course of business or liens for taxes and other governmental charges that are not due and payable or that may thereafter be paid without penalty (collectively, the "Permitted Liens").

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         3.3 Intellectual Property.

                  (a) SELLER is the sole owner of the Intellectual Property and has good and marketable title (both legal and equitable) to the Intellectual Property. Other than the patents licensed to BUYER pursuant to the Bottle License Agreement, SELLER has no patents or patent applications relating exclusively to the Business. To SELLER's Knowledge, (i) the Intellectual Property is free and clear of all restrictions, security interests, court orders, injunctions, decrees, writs or other encumbrances, whether by written agreement or otherwise, except as set forth in Schedule 3.3(a) and excluding any claims of invalidity on the grounds of non-use that could be asserted against the Trademarks, and (ii) no person other than SELLER owns any right in the Intellectual Property. All Trademarks and copyrights relating to the Products are valid and subsisting and SELLER has taken all necessary reasonable action to maintain and protect the Intellectual Property. All trade secrets relating to the Products are protected against the use of such trade secrets by other persons to an extent and in a manner customary in the industry in which SELLER operates. To SELLER's Knowledge, the use of the Intellectual Property in the Business and the conduct of the Business as presently conducted do not infringe or violate the rights of any other party. SELLER has not received any written claim or notice alleging any such infringement during the past 12 months (including any written claim that SELLER must license or refrain from using the Intellectual Property rights of any third party). The Intellectual Property, together with the rights being licensed to BUYER pursuant to the Packaging License Agreement and the Bottle License Agreement, constitutes all intellectual property necessary to the conduct of the Business in a similar manner as to how it has been conducted prior to the date hereof.

                  (b) There is no litigation or proceeding (judicial or administrative) pending by or against SELLER challenging the registration, grant, validity or enforceability of the Intellectual Property or the use of the Intellectual Property; and no litigation or proceeding is otherwise pending by or against SELLER alleging infringement with respect to the use, or challenging the validity or enforceability of any of the Intellectual Property or with regard to the infringement of any rights of third parties. Except as set forth on Schedule 3.3(b), to SELLER's Knowledge, no person is infringing the Intellectual Property. Except as set forth on Schedule 3.3(b), no person has been granted any license or other right or interest by SELLER to any of the Intellectual Property anywhere in the Territory.

         3.4 Litigation; Proceedings. There are no (a) outstanding judgments, orders, writs, injunctions or decrees of any court, governmental agency or arbitration tribunal relating to the Business or any Product or (b) actions, suits, claims or legal, administrative or arbitration proceedings pending or, to SELLER's Knowledge threatened, which relate to the Business or any Product or which seek any material injunctive relief that could reasonably be expected to have a material adverse effect on the ability of SELLER to consummate the transactions contemplated hereby. To SELLER's Knowledge, there are no investigations pending which relate to the Business or any Product.

         3.5 Contracts. SELLER has delivered current and complete copies of the documents constituting all Contracts. Except for the Contracts, and as specified on Schedule 3.5, there

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are no material contracts or agreements relating to the Business or any Product.
Each Contract is a valid and binding obligation of SELLER (except as otherwise specified on Schedule 3.5) and, to SELLER's Knowledge, is in full force and effect. SELLER has performed all material obligations required to be performed by it to date under the Contracts and is not (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder.

         3.6 Compliance with Applicable Laws. The Business is being conducted in compliance with all applicable statutes, laws, ordinances, rules, orders and regulations of any governmental authority or instrumentality, that are material to the conduct of the Business. To SELLER's Knowledge, except as set forth on
Schedule 3.6, since January 1, 1996 SELLER, in conducting the Business, has not violated any applicable statutes, laws, ordinances, rules, orders or regulations of any governmental authority or instrumentality.

         3.7 Brokers. There is no broker or other person who would have any valid claim against BUYER for a fee, commission or brokerage in connection with this Agreement or the transactions contemplated hereby as a result of any agreement, understanding or action by SELLER. SELLER shall be solely responsible for all fees and expenses of any broker, finder or other person engaged by or on behalf of it or otherwise claiming through it in connection with the transactions contemplated by this Agreement.

         3.8 Financial Information. (a) Attached as Schedule 3.8 hereto is capsulized unaudited income statement information in respect of the Products for
(i) the years ended December 31, 1997 and December 31, 1998 and (ii) for the quarter ended March 31, 1999 (collectively the "Income Statement Information"). The Income Statement Information was prepared (A) from the books and records of SELLER in accordance with the internal accounting practices of SELLER, as described in Schedule 3.8 (the "Accounting Principles") and (B) on a consistent basis for each of the periods presented in all material respects. Subject to
Schedule 3.8, the Income Statement Information fairly presents in all material respects the operations of the Business. Schedule 3.8 contains a description of the material differences between the Accounting Principles and the application of GAAP at the same level of financial detail.

                  (b) Prior to Closing, SELLER will deliver to BUYER capsulized unaudited income statement information in respect of the Products for the 1999 year to date, ending on the latest month end occurring prior to Closing (the "Closing Income Statement Information"). The Closing Income Statement Information will be prepared (i) from the books and records of SELLER in accordance with the Accounting Principles and (ii) on a consistent basis for each of the periods presented in all material respects. Subject to Schedule 3.8, the Closing Income Statement Information will fairly present in all material respects the operations of the Business.

         3.9 Inventory. At the Closing, the Inventory will (A) be current, non-obsolete and saleable in the ordinary course and (B) meet applicable manufacturing specifications and be free of defects in workmanship and materials. Finished goods inventory of Products having a book

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value as of the Closing Date of two million and 00/100 United States Dollars
($2,000,000) represents between four and six weeks of historical inventory coverage.

         3.10 Product Liability Claims. Except as set forth on Schedule 3.10, there are no product liability claims pending, or to SELLER's Knowledge, threatened, relating to any Product and no such claim has been settled, adjudicated or otherwise disposed of since January 1, 1996.

         3.11 No Material Adverse Change. Except as set forth on Schedule 3.11, since December 31, 1998, there has been no material adverse change in the Business, nor has there been any damage, destruction, loss, or event or other circumstance which would reasonably be expected to have or has had a material adverse effect on the Business, whether or not covered by insurance.

         3.12 Suppliers and Customers. Schedule 3.12 lists the 10 largest (in terms of dollar amount) suppliers and the 10 largest (in terms of dollar amount) customers of the Business as conducted by SELLER, in each case, for the year ended on December 31, 1998. Except as set forth on Schedule 3.12, to SELLER's
Knowledge: (i) no person listed on Schedule 3.12 within the last twelve months has threatened to cancel or otherwise terminate, or to SELLER's Knowledge, intends to cancel or otherwise terminate, the relationship of such person with respect to the Business and (ii) no such person has during the last twelve months decreased materially or threatened to decrease or limit materially, or has informed SELLER of its intention to modify materially its relationship with respect to the Business or to decrease or limit materially its services or supplies to the person conducting the Business or its usage or purchase of the services or products of the person conducting the Business.

         3.13 Customer Accommodations. Other than programs conducted in the ordinary course of business, there are no material special programs with accounts except as listed on Schedule 1.6(b). All expenses for all material Customer Accommodations (including all items enumerated on Schedule 1.6(b)) have been accounted for in the Income Statement Information in a manner consistent with SELLER's internal accounting practices.

         3.14 Operations of the Business. Except as set forth on Schedule 3.14, since December 31, 1998 SELLER, with respect to the Business has not: (a) waived any material right under any Contract or other agreement of the type required to be set forth on any Schedule; (b) made any change in its accounting methods or practices or made any change in depreciation or amortization policies or rates adopted by it, except insofar as may have been required by a change in GAAP; (c) materially changed any of its business policies, including, without limitation, advertising, investment, marketing, pricing, purchasing, production, personnel, sales, returns, budget or product acquisition policies; (d) terminated or failed to renew, or received any written threat (that was not subsequently withdrawn) to terminate or fail to renew, any Contract or other agreement that is or was material to the Business; (e) made any material capital expenditures (or series of related capital expenditures) outside the ordinary course of business; or (f) granted any license or sublicense of any rights under or with respect to any Intellectual Property outside the ordinary course of business.

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         3.15 Complete Copies. All agreements listed in the Schedules attached hereto and delivered by or on behalf of SELLER to BUYER in connection with this Agreement and the transactions contemplated hereby are true, complete and authentic copies of the documentation constituting such agreements.

         3.16 No Other Representations or Warranties. Except for the representations and warranties contained in (a) this Article 3, (b) the certificate described in Section 2.2(a), and (c) the Collateral Agreements, neither SELLER nor any of its agents, affiliates or representatives, nor any other person, makes or shall be deemed to make any representation or warranty to BUYER, express or implied.

                                    ARTICLE 4

                     REPRESENTATIONS AND WARRANTIES OF BUYER

BUYER hereby represents and warrants to SELLER as follows:

         4.1 Authority; No Conflicts; Governmental Consents.

                  (a) BUYER is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. BUYER has all requisite corporate power and authority to enter into this Agreement and the Collateral Agreements and to consummate the transactions contemplated hereby and thereby. All corporate acts and other proceedings required to be taken by BUYER to authorize the execution, delivery and performance of this Agreement and the Collateral Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and properly taken. This Agreement has been (and the Collateral Agreements at the Closing will be) duly executed and delivered by BUYER and, assuming the due execution hereof by SELLER, this Agreement constitutes (and the Collateral Agreements, when executed, will constitute) the valid and binding obligation of BUYER, enforceable against BUYER in accordance with its terms, except as enforcement hereof may be limited by applicable bankruptcy, insolvency or other similar laws affecting creditors' rights generally and by general equitable principles.

                  (b) Except as set forth on Schedule 4.1(b), the execution, delivery and performance of this Agreement and the Collateral Agreements will not (i) violate any provision of the charter or by-laws or similar organizational instrument of BUYER, (ii) violate any provision of, or be an event that is (or with the passage of time will result in) a violation of, or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or lapse of time or both) any obligation under, or result in the imposition of any lien upon or the creation of a security interest in any of BUYER'S assets or properties pursuant to, any mortgage, lien, lease, agreement, instrument, order, arbitration award, judgment, injunction or decree to which BUYER is a party or by which BUYER is bound, or (iii) violate or conflict with any statute, rule or regulation applicable to BUYER or any of its properties or assets or any other material restriction of any kind or character to which BUYER is subject, that, in the case of clauses (ii) and (iii), would, individually or in the aggregate, have a material adverse effect on the assets or financial condition of BUYER or the ability of BUYER to consummate the transactions hereunder.

         4.2 Actions and Proceedings, etc. There are no (a) outstanding judgments, orders, writs, injunctions or decrees of any court, governmental agency or arbitration tribunal against BUYER that would or could prevent, or otherwise materially adversely affect the ability of BUYER to consummate, the transactions contemplated hereby or (b) actions, suits, claims or legal, administrative or arbitration proceedings or investigations pending or, to the best knowledge of BUYER, threatened against BUYER, that would or could prevent, or otherwise materially adversely affect the ability of BUYER to consummate, the transactions contemplated hereby.

         4.3 Financing Commitments. Pursuant to the financing commitment set forth in Schedule 4.3, BUYER has financing capacity sufficient to enable it to consummate the transactions contemplated by this Agreement. BUYER acknowledges that the conditions contained in the financing commitment shall not be deemed to be conditions to BUYER's obligations under this Agreement, which are limited to those set forth in Section 2.2 hereof.

         4.4 Brokers. There is no broker or other person who would have any valid claim against SELLER for a fee, commission or brokerage in connection with this Agreement or the transactions contemplated hereby as a result of any agreement, understanding or action by BUYER. BUYER shall be solely responsible for all fees and expenses of any broker, finder or other person engaged by or on behalf of it or otherwise claiming through it in connection with the transactions contemplated by this Agreement.

                                    ARTICLE 5

                               COVENANTS OF SELLER

SELLER covenants and agrees as follows:

         5.1 Access. Prior to the Closing, SELLER will grant to BUYER or cause to be granted to BUYER and its representatives, employees, counsel and accountants reasonable access, during normal business hours and upon reasonable notice, to the personnel, properties, books and records of SELLER relating exclusively to the transition of the Assets to BUYER; provided, that such access does not unreasonably interfere with the normal operations of SELLER or the Business, and provided further, that all requests for access shall be directed to Rick Cote or Sheila Hopkins, or such other person as SELLER shall designate from time to time.

         5.2 Ordinary Conduct of the Business. Except as permitted by the terms of this Agreement, from the date hereof to the Closing, SELLER will cause the Business to be conducted in the ordinary course consistent with past practice. Except as provided in this Agreement, SELLER shall not, without the prior written consent of BUYER:

                  (a) Sell or otherwise dispose of or abandon any of the Assets, except for sales of finished goods inventory in the ordinary course of business consistent with past practice.

                  (b) Mortgage, pledge or grant any security interest in any of the Assets in connection with the borrowing of money or for the deferred purchase of any property; or otherwise permit the imposition of a lien on any of the Assets other than Permitted Liens.

                  (c) Engage in any activity that would cause a breach of the representations set forth in Section 3.14.

         5.3 Delivery. Notwithstanding anything contained in this Agreement to the contrary, at the Closing SELLER shall make available to BUYER the Formulations, Specifications and Processing Instructions corresponding to each Product.

         5.4 Accounts Receivable. SELLER shall promptly forward or cause to be forwarded to BUYER any and all proceeds from accounts receivable relating to the Products that are received by SELLER after the Closing Date with respect to receivables that arose from sales made after the Closing Date.

         5.5 Use of Trademarks, Trade Names and Designations. (a) To the extent the "By Mennen" trademark, the "Colgate-Palmolive Company" trade name, the "CP" logo, or any other trademark, trade name or designation belonging to SELLER following the Closing Date appears on any Inventory transferred to BUYER pursuant to Section 1.4 hereof or otherwise transferred to BUYER by SELLER (the "Marked Inventory"), BUYER may sell such Marked Inventory for a period not to exceed one year following the Closing Date without altering or modifying such Marked Inventory, or removing such trademarks, trade names or designations, but shall not use such trademarks, trade names or designations in any other manner without the prior written consent of SELLER. Notwithstanding the foregoing, SELLER shall not be liable for any obligations, liabilities or commitments in respect of any Marked Inventory sold at any time after the Closing Date.

                  (b) In no event shall BUYER use the "By Mennen" trademark, the "Colgate-Palmolive Company" trade name, the "CP" logo, or any other trademark, trade name or designation belonging to SELLER following the Closing Date in connection with the advertising or publicizing of the Products.

         5.6 Inventory. Schedule 5.6 contains a list of inventory (based on the customary mix and quantities of Products anticipated to be required by the Business following the Closing) expected to be on hand and delivered as the Inventory to be transferred pursuant to Section 1.4(a) hereof. SELLER shall update such list no later than ten (10) business days prior to Closing, provided, however, that such list shall not deviate from Schedule 5.6 by more than (i) ten percent (10%) with respect to any individual SKU that represents more than 5% of the total value of Inventory or (ii) twenty-five percent (25%) with respect to any other individual SKU. Notwithstanding anything to the contrary contained herein, the Inventory transferred pursuant to Section 1.4(a) shall be equal to two million and 00/100 United States Dollars ($2,000,000) in book value as of the Closing Date. To the extent finished goods inventory of Products on hand at Closing has a book value in excess of two million and 00/100 United States Dollars ($2,000,000), any such excess (the "Excess Inventory") may be purchased by BUYER in accordance with the terms of the Transition Supply Agreement. In the event that BUYER does not purchase or agree to purchase the Excess Inventory within three months of the Closing Date, SELLER shall have the right to sell such Excess Inventory outside of the Territory. SELLER shall cause all the Inventory purchased by BUYER pursuant to this Agreement to be delivered within three (3) business days of the Closing (at BUYER's sole cost and expense) to such facilities designated by BUYER.

         5.7 (a) SELLER Noncompete. For a period of three years after the Closing Date, SELLER shall not anywhere in the Territory, directly or indirectly, (i) manufacture, market or sell any products that compete directly or indirectly with the Products in the Baby Category (the "Restricted Business") for SELLER'S own account; (ii) enter the employ of, render any services to, or have an ownership interest in, any person, partnership, firm or corporation in material direct competition with the Restricted Business conducted by BUYER or any of its affiliates in any capacity, including, without limitation, as a partner, shareholder, principal, agent, trustee, or consultant; or (iii) interfere with business relationships in connection with the Business (whether formed before or after the date of this Agreement) between BUYER or any of its subsidiaries or affiliates that are engaged in the Restricted Business and customers or suppliers of BUYER or such affiliates or subsidiaries of BUYER; provided, however, that (A) SELLER may own, directly or indirectly, but solely as an investment, less than 5% of any class of equity securities of any corporation that is publicly traded and engaged in the Restricted Business and
(B) so long as such activities do not include use of the "By Mennen" trademark or brand in the Restricted Business, the restrictions of this Section 5.7(a) shall not apply to (I) acquisitions by SELLER of 100% of any person, partnership, firm or corporation that derives less than 20% of its revenue from the Restricted Business, or (II) any person, partnership, firm or corporation that engages in a merger or business combination with SELLER, or otherwise acquires SELLER (each such person, partnership, firm or corporation in clauses
(I) and (II), an "Acquired Restricted Business"). SELLER agrees that the geographic scope of the covenants set forth in this Section 5.7 is necessary in order to secure for BUYER the benefits it has contracted for and is reasonable.

                  (b) Confidential Information; Personal Relationship. After the Closing Date, SELLER shall keep secret and retain in strictest confidence, and shall not use for the benefit of itself or others, all confidential information exclusively relating to the Business in the Territory (the "Confidential Information"), including, without limitation, "know-how," trade secrets, customer lists, details of client or consultant contracts, pricing policies, marketing plans or strategies, product development techniques or plans, business acquisition plans, designs and design projects, inventions and research projects exclusively relating to the Business, the Assets or the Assumed Liabilities in the Territory and shall not disclose such Confidential Information to anyone outside of BUYER (including, without limitation, any Acquired Restricted Business) except with BUYER's express written consent. BUYER and SELLER shall maintain the confidentiality of the Formulations in accordance with their applicable policies and procedures for the maintenance of confidential and proprietary information.

                  (c) Rights and Remedies Upon Breach. If SELLER breaches (or threatens to commit a breach of) the covenants contained in this Section 5.7, BUYER shall have, in addition to, and not in lieu of, any other rights and remedies available to BUYER under law or in equity, the right and remedy to have such covenant(s) specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of such covenant(s) would cause irreparable injury to BUYER and the Business and that money damages would not provide an adequate remedy to BUYER. SELLER hereby consents to the nonexclusive jurisdiction and venue of the United States federal district court of any jurisdiction within the geographic scope of such covenant(s).

                  (d) Severability of Covenants. SELLER acknowledges and agrees that the covenants contained in this Section 5.7 are reasonable and valid in geographical and temporal scope and in all other respects. If any court determines that any of the covenants contained in this Section 5.7, or any part thereof, is invalid or unenforceable, the remainder of such covenants shall not thereby be affected and shall be given full effect without regard to the invalid portions.

                  (e) Blue-Pencilling. If any court determines that any of the covenants contained in this Section 5.7, or any part thereof, is unenforceable because of the duration or geographic scope of such provision, such court shall have the power to reduce the duration or scope of such provision, as the case may be, and, in its reduced form, such provision shall then be enforceable.

         5.8 Consents, etc. Prior to the Closing Date, SELLER shall use reasonable efforts to secure required written consents or waivers under or with respect to any Contract annotated on Schedule 3.5 as being assigned to, and assumed by, BUYER. In the event that any Contract annotated on Schedule 3.5 as being assigned to BUYER cannot be so assigned to BUYER, SELLER shall use commercially reasonable efforts to maintain such Contract for the benefit of BUYER, provided that BUYER shall be responsible for performing SELLER's obligations under any such Contract.

                                    ARTICLE 6

                               COVENANTS OF BUYER

         6.1 Confidentiality. BUYER acknowledges that all information provided to it by SELLER and its affiliates, agents and representatives is subject to the terms of a confidentiality agreement between BUYER and SELLER (the "Confidentiality Agreement"), the terms of which are incorporated herein by reference. Effective upon, and only upon, the Closing, the Confidentiality Agreement will terminate only with respect to information provided to BUYER or its affiliates that relates solely to the Business, the Assets and the Assumed Liabilities; and BUYER acknowledges that any and all information provided to it by SELLER concerning

SELLER (other than information relating solely to the Business, the Assets and the Assumed Liabilities) shall remain subject to the terms and conditions of the Confidentiality Agreement after the date of the Closing.

         6.2 Accounts Receivable. BUYER shall promptly forward or cause to be forwarded to SELLER any and all proceeds from accounts receivable relating to the Products that are received by BUYER after the Closing Date and that were outstanding as of the Closing Date.

                                    ARTICLE 7

                         MUTUAL COVENANTS OF THE PARTIES

Each of SELLER and BUYER covenants and agrees as follows:

         7.1 Cooperation. In addition to the specific obligations created by the Collateral Agreements, BUYER and SELLER shall reasonably cooperate with each other and shall cause their officers, employees, agents and representatives to reasonably cooperate with each other for a period of 60 calendar days both before and after the Closing (and for a period of 90 calendar days thereafter, provided that during such 90 day period such cooperation shall not include any requirement of SELLER to incur any out-of-pocket expenses, except to the extent that BUYER reimburses SELLER for such out-of-pocket expenses) to ensure the orderly transition of the Assets and the Assumed Liabilities to BUYER and to minimize the disruption to the respective businesses of the parties hereto resulting from the transactions contemplated hereby. No party shall be required by this Section 7.1 to take any action that would unreasonably interfere with the conduct of its business.

         7.2 Publicity. SELLER and BUYER agree that, from the date hereof through the Closing Date, no public release or announcement concerning the transactions contemplated hereby shall be issued by a party without the prior consent of the other party (which consent shall not be unreasonably withheld), except as such release or announcement may be required by law or the rules or regulations of any United States or foreign securities exchange. SELLER and BUYER agree for a period of three years following the Closing Date to keep the terms of this Agreement confidential, except to the extent required by applicable law and except that the parties may disclose such terms to their respective accountants and other representatives as necessary in connection with the ordinary conduct of their respective businesses (so long as such persons agree to keep the terms of this Agreement confidential).

         7.3 Antitrust Notification. SELLER and BUYER will, as promptly as practicable, but in no event later than five business days following the execution and delivery of this Agreement, file with the United States Federal Trade Commission (the "FTC") and the United States Department of Justice (the "DOJ") the notification and report form, if any, required for the transactions contemplated hereby and any supplemental information requested in connection therewith pursuant to the HSR Act. Each of SELLER and BUYER shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act. SELLER and BUYER shall keep each other apprised of the status of any communications with, and inquiries or requests for additional information from, the FTC and the DOJ and shall comply promptly with any such inquiry or request. Each of SELLER and BUYER will use its reasonable good faith efforts to obtain as promptly as possible any clearance required under the HSR Act for the purchase and sale of the Assets. BUYER shall take or cause to be taken, any and all reasonable actions that may be required to eliminate any legal impediment arising from the antitrust laws of the United States or other jurisdiction in order to obtain consent or non-opposition to the transaction from the United States and other relevant jurisdictions or to permit the consummation of the Closing of the transactions contemplated hereby on terms and conditions consistent with the terms of any judgment, decree or order issued by any court of competent jurisdiction that may be in effect on the Closing Date.

         7.4 Sales or Transfer Taxes. All sales, use, value-added, business, goods and services, transfer, documentary, conveyancing or similar taxes or expenses that may be imposed as a result of the sale and transfer of the Assets (including, without limitation, any stamp duty or other tax chargeable in respect of any instrument transferring property and any taxes (other than income taxes) payable in connection with the sale and transfer of the Intellectual Property), together with any and all penalties, interest and additions to tax with respect thereto, shall be paid equally, one half by SELLER and one-half by BUYER, and SELLER and BUYER shall cooperate in timely making all filings, returns, reports and forms as may be required to comply with the provisions of such tax laws; provided that BUYER shall bear the cost of any registration of Trademarks.

         7.5 Access to Information. After the Closing, upon reasonable notice, BUYER and SELLER agree to furnish or cause to be furnished to each other and their representatives, employees, counsel and accountants access, during normal business hours, to such information (including records pertinent to the Business) and assistance relating to the Business as are reasonably necessary for financial reporting and accounting matters, the preparation and filing of any tax returns, reports or forms or the defense of any tax claim or assessment, provided, however, that such access and assistance do not unreasonably disrupt the normal operations of BUYER or SELLER.

         7.6 Bulk Sales Waiver. BUYER and SELLER hereby waive compliance with the terms and conditions of any applicable bulk sales law or similar laws that may be applicable to the sale or transfer of the Assets.

         7.7 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such costs and expenses, whether or not the transactions contemplated hereby are consummated, except as otherwise expressly provided herein.

         7.8 Further Assurances. Subject to the terms and conditions of this Agreement, each of the parties hereto will use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary under applicable laws and regulations to consummate the transactions contemplated by this Agreement.

         7.9 Diversion. Because SELLER continues to market goods similar to the Products bearing the Trademarks outside the Territory ("SELLER's Goods"), the parties understand that SELLER's Goods may be shipped into and sold in the Territory by third parties ("SELLER's Diversion"). The parties also understand that the Products may be shipped and sold outside the Territory by third parties ("BUYER's Diversion"). SELLER will not directly ship, offer for sale or sell SELLER's Goods into the Territory and BUYER will not directly ship, offer for sale or sell the Products outside the Territory. SELLER will not sell SELLER's Goods to anyone who SELLER has actual knowledge will distribute or sell such goods into the Territory. BUYER will not sell the Products to anyone who BUYER has actual knowledge will distribute or sell such Products outside the Territory. When BUYER or SELLER learn about, respectively, a BUYER's Diversion or a SELLER's Diversion, they will reasonably cooperate with each other in resolving such situations after notice from the other. Notwithstanding the provisions of this Agreement, (i) SELLER may manufacture SELLER's Goods in the Territory for distribution and sale outside the Territory and (ii) BUYER may manufacture the Products outside the Territory for distribution and sale within the Territory.

         7.10 Transition Services. To the extent necessary, BUYER and SELLER agree to work together to develop a mutually agreeable transition services agreement or arrangement to ensure the orderly transition of the Business immediately following the Closing, which agreement or arrangement shall be cost neutral to SELLER.

                                    ARTICLE 8

                                 INDEMNIFICATION

         8.1 Survival. The representations, warranties, covenants and agreements of the parties hereto, shall survive the execution and delivery hereof and the delivery of all of the documents executed in connection herewith and shall continue in full force and effect after the date hereof and after the Closing Date for a period of one year after the Closing Date (the "Expiration Date"), except that any covenants or agreements contained herein or made pursuant hereto that by their terms are to be performed after the Closing Date, shall survive until fully discharged. No action or proceeding may be brought with respect to any of the representations and warranties unless written notice thereof, setting forth in reasonable detail the claimed misrepresentation or breach of warranty, shall have been delivered to the party alleged to have breached such representation or warranty prior to the Expiration Date.

         8.2 Indemnification by SELLER. SELLER shall indemnify BUYER, its affiliates and each of their respective officers, directors, employees and agents and hold them harmless from any loss, liability, claim, damage or expense (including reasonable legal fees and expenses) suffered or incurred by any such indemnified party to the extent arising from (i) any breach of any representation or warranty of SELLER contained in this Agreement or in the certificate delivered pursuant to Section 2.2(a) hereof; (ii) any breach of any covenant of SELLER contained in this Agreement; (iii) the Excluded Liabilities and (iv) any costs incurred due to the existence of a Permitted Lien on the Inventory; provided, however, that SELLER shall not have any liability under clause (i) (other than with respect to Section 3.1, Section 3.2, the first sentence of Section 3.3, or Section 3.7 of this Agreement) above unless the aggregate of all losses, liabilities, costs and expenses relating thereto for which SELLER would, but for this proviso, be liable exceeds on a cumulative basis an amount equal to two million five hundred thousand and 00/100 United States Dollars ($2,500,000) (the "Basket"), and then only to the extent that the aggregate of all such losses, liabilities, costs and expenses relating thereto exceeds the Basket; provided further, however, that SELLER's aggregate liability under clause (i) (other than with respect to Section 3.1, Section 3.2, the first sentence of Section 3.3, or Section 3.7 of this Agreement) above shall in no event exceed 30% of the Purchase Price. Notwithstanding any language to the contrary contained herein, in no event shall SELLER's aggregate liability under this Section 8.2 exceed the Purchase Price.

         8.3 Exclusive Remedy. Except as otherwise provided in Section 5.7 of this Agreement, BUYER and SELLER each acknowledge and agree that, from and after the Closing, their sole and exclusive remedy, with respect to any and all claims relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in this Article 8. Except as otherwise provided in Sections 5.7 of this Agreement, in furtherance of the foregoing, BUYER and SELLER hereby waive, from and after the Closing, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action, they may have against each other relating to the subject matter of this Agreement arising under or based upon any federal, state or local statute, law (including common law), ordinance, rule or regulation or otherwise.

         8.4 Indemnification by BUYER. BUYER shall indemnify SELLER and its respective officers, directors, employees and agents against and hold them harmless from any loss, liability, claim, damage or expense (including reasonable legal fees and expenses) suffered or incurred by any such indemnified party to the extent arising from (i) any breach of any representation or warranty of BUYER contained in this Agreement or in the certificate delivered pursuant to Section 2.3(a) hereof, (ii) any breach of any covenant of BUYER contained in this Agreement and (iii) the Assumed Liabilities.

         8.5 Losses Net of Insurance, etc. The amount of any loss, liability, claim, damage or expense for which indemnification is provided under this
Article 8 shall be net of any amounts recovered by the indemnified party under its insurance policies with respect to such loss, liability, claim, damage or expense (collectively, a "Loss"). Each party hereby waives, to the extent permitted under its applicable insurance policies, any subrogation rights that its insurer may have with respect to any indemnified Loss.

         8.6 Procedures Relating to Indemnification.

                  (a) In order for an indemnified party to be entitled to any indemnification provided for under this Article 8 in respect of, arising out of or involving a claim or demand made by any person, firm, governmental authority or corporation against the indemnified party (a "Third-Party Claim"), such indemnified party must notify the indemnifying party in writing, and in reasonable detail, of the Third-Party Claim as promptly as reasonably possible after receipt by such indemnified party of written notice of the Third-Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been actually prejudiced as a result of such failure. The indemnified party shall deliver to the indemnifying party, within five business days after the indemnified party's receipt thereof, copies of all notices and documents (including court papers) received by the indemnified party relating to the Third-Party Claim.

                  (b) If a Third-Party Claim is made against an indemnified party, the indemnifying party will be entitled to participate in the defense thereof and, if it so chooses and acknowledges its obligation to indemnify the indemnified party therefor, to assume the defense thereof with counsel selected by the indemnifying party and reasonably satisfactory to the indemnified party. Should the indemnifying party so elect to assume the defense of a Third-Party Claim, the indemnifying party will not be liable to the indemnified party for legal expenses subsequently incurred by the indemnified party in connection with the defense thereof. If the indemnifying party assumes such defense, the indemnified party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnifying party, it being understood that the indemnifying party shall control such defense. The indemnifying party shall be liable for the fees and expenses of counsel employed by the indemnified party for any period during which the indemnifying party has not assumed the defense thereof. If the indemnifying party chooses to defend any Third-Party Claim, all the parties hereto shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the indemnifying party's request) the provision to the indemnifying party of records and information that are reasonably relevant to such Third-Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the indemnifying party shall have assumed the defense of a Third-Party Claim, the indemnified party shall not admit any liability with respect to, or settle, compromise or discharge, such Third-Party Claim without the indemnifying party's prior written consent (which consent shall not be unreasonably withheld).

                                    ARTICLE 9

                                   TERMINATION

         9.1 Bases for Termination. Anything contained herein to the contrary notwithstanding, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing Date:

                  (a) by mutual written consent of SELLER and BUYER;

                  (b) by BUYER if any of the conditions set forth in Section 2.2 shall have become incapable of fulfillment, and shall not have been waived by BUYER;

                  (c) by SELLER if any of the conditions set forth in Section
2.3 shall have become incapable of fulfillment, and shall not have been waived by SELLER;

                  (d) by SELLER or BUYER if the Closing does not occur on or prior to July 31, 1999;

provided, however, that the party seeking termination pursuant to clause (b),
(c), or (d) is not in breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

         9.2 Notice of Termination, Return of Documents, Continuing Confidentiality Obligation. In the event of termination by SELLER or BUYER pursuant to this Article 9, written notice thereof shall forthwith be given to the other party and the transactions contemplated by this Agreement shall be terminated, without further action by any party. If the transactions contemplated by this Agreement are terminated as provided herein:

                  (a) BUYER shall return all documents and copies and other material received from SELLER relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to SELLER; and

                  (b) all confidential information received by BUYER with respect to the Business shall be treated in accordance with the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement.

         9.3 Effect of Termination. If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in this Article 9, this Agreement shall become void and of no further force and effect, except for the provisions of (a) Section 6.1 relating to the obligation of BUYER to keep confidential certain information and data obtained by it, (b) Section 7.7 relating to expenses, (c) Section 7.2 relating to publicity, (d) Sections 3.7 and 4.4 relating to finders' fees and bankers' fees and (e) this Section 9.3. Nothing in this Article 9 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or to impair the right of any party to compel specific performance by another party of its obligations under this Agreement.

                                   ARTICLE 10

                               GENERAL PROVISIONS

         10.1 Assignment. Except as set forth below, this Agreement and the rights and obligations hereunder shall not be assignable or transferable by BUYER or SELLER (including by operation of law in connection with a merger, or sale of substantially all the assets, of BUYER or SELLER) without the prior written consent of each of the other parties hereto. Without the consent of any party hereto BUYER may assign its right to purchase any of the Assets hereunder to one or more majority-owned subsidiaries of BUYER, provided, however, that no assignment shall limit or affect the assignor's obligations hereunder.

         10.2 No Third-Party Beneficiaries. Except for persons entitled to indemnification under Article 8 hereof, this Agreement is for the sole benefit of the parties hereto, and nothing

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

herein express or implied shall give or be construed to give to any person or entity, other than the parties hereto, any legal or equitable rights hereunder.

         10.3 Amendments; Waiver. No amendment to this Agreement shall be effective unless it shall be in writing and signed by each party hereto.

         10.4 Waiver of Compliance. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party, granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

         10.5 Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by prepaid telex, cable or telecopy, or sent, postage prepaid, by registered, certified or express mail, or reputable overnight courier service and shall be deemed given when delivered by hand, telexed, cabled or telecopied, three days after mailing (one business day in the case of express mail or overnight courier service), as follows:

                  (i)      If to SELLER:

                           Colgate-Palmolive Company
                           300 Park Avenue
                           New York, New York  10022
                           Attention:  Andrew Hendry, General Counse
                           Facsimile:  (212) 310-3754

                  (ii)     if to BUYER:

                           Playtex Products, Inc.
                           300 Nyala Farms Road
                           Westport, CT 06880
                           Attention:  General Counsel
                           Facsimile: (203) 341-4260

                           with a copy to

                           Paul, Weiss, Rifkind, Wharton & Garrison
                           1285 Avenue of the Americas
                           New York, New York 10019
                           Attention:  Robert M. Hirsh
                           Facsimile: (212) 757-3990

         10.6 Interpretation. The headings contained in this Agreement, in any Exhibit or Schedule hereto and in the table of contents to this Agreement, are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

         10.7 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party.

         10.8 Severability. If any provision of this Agreement or the application of any such provision to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

         10.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

         10.10 Actions and Proceedings. BUYER hereby irrevocably consents to the nonexclusive jurisdiction and venue of the Courts of the State of New York and the United States District Court for the Southern District of New York, in connection with any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. BUYER hereby irrevocably appoints CT Corporation Systems, 1633 Broadway, New York, NY 10019 as its authorized agent upon whom process may be served in any such action or proceeding instituted in any such court and waives any objections to personal jurisdiction with respect thereto.

         10.11 Exhibits and Schedules. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Inclusion of any matter in any Schedule does not imply that such matter would, under the provisions of this Agreement, have to be included in such Schedule.

         10.12 Entire Agreement. This Agreement contains the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and, except to the extent specifically set forth herein, supersedes all prior agreements and understandings relating to such subject matter.

         10.13 Additional Products. Nothing herein shall prohibit BUYER from utilizing the Brand or the Intellectual Property within the Territory with respect to products other than the Products, provided that BUYER acknowledges
(a) that SELLER makes no representations or warranties with respect to any rights other than the representations and warranties set forth in

Article 3 of this Agreement and (b) that SELLER conveys no assets other than the Assets set forth in Section 1.4 hereof.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

                  COLGATE-PALMOLIVE COMPANY


                  By: /s/ Lois D. Juliber
                      -------------------
                      Name:  Lois D. Juliber
                      Title: Executive Vice President


                  PLAYTEX PRODUCTS, INC.


                  By: /s/ Michael F. Goss
                      -------------------
                      Name:  Michael F. Goss
                      Title: Executive Vice President & Chief Financial Officer

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